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                                                                    Exhibit 99.1

APPEALS COURT SUPPORTS UPS, REVERSES U.S. TAX COURT

ATLANTA, JUNE 21, 2001 -- The 11th U.S. Circuit Court of Appeals, in an important ruling, today overturned a 1999 decision that UPS had improperly tried to avoid federal income taxes when it restructured its program for providing extra package insurance to its customers.

The appeals court said the IRS and Tax Court were wrong to brand UPS as attempting a "sham transaction" to avoid its tax obligations. After reversing the 1999 decision, the appellate court then remanded the case back to the U.S. Tax Court, saying any claims by the IRS should be analyzed under provisions of the Tax Code cited by UPS.

"The sophistication (of the insurance revisions) does not change the fact that there was a real business that served the genuine need for customers to enjoy loss coverage and for UPS to lower its liability exposure," the court majority wrote in a 16-page opinion. "We therefore conclude that UPS's restructuring of its excess-value business had both real economic effects and a business purpose, and it therefore under our precedent had sufficient economic substance to merit respect in taxation.

"For the foregoing reasons, we reverse the judgment against UPS and remand the action to the Tax Court...."

Based on the original Aug. 9, 1999, decision of a Tax Court judge that applied to the 1984 tax year, UPS estimated its potential liability at $1.8 billion for all subsequent years if his ruling were allowed to stand. The company then recorded a special tax assessment on its books of $1.786 billion, reducing its income for the second quarter of 1999 by a net $1.442 billion. Without conceding liability, UPS then paid $1.8 billion into a special account with the IRS, pending a decision by the 11th Circuit Court of Appeals. The balance will remain in place pending further proceedings on remand.

"This case was much more to us than a dispute over tax regulations and Tax Code interpretations, because we hold nothing more sacred than our reputation," said UPS Chairman and CEO Jim Kelly. "So we are extremely pleased the original opinion has been reversed."

The case, known as UPS vs. Commissioner of Internal Revenue, was argued before the 11th Circuit on March 7. The case focused on the manner in which UPS decided to exit the excess value coverage business in 1984, creating a new, independent company known as Overseas Partners Ltd., or OPL. OPL subsequently based itself in Bermuda and over the years, grew into one of the largest re-insurance companies in the world.

Prior to 1984, UPS provided excess value coverage itself. After creating and spinning off OPL, UPS engaged another U.S. company, National Union Fire Insurance Co., to provide the insurance purchased by UPS shippers.

The IRS argued in 1997 that UPS had created OPL solely to avoid federal taxes and that UPS must pay federal taxes on OPL's income. UPS, for its part, adamantly and consistently disputed the IRS' position, saying it had followed all applicable laws and tax regulations in establishing OPL. The appeals court ruled today "that OPL is an independently taxable entity that is not under UPS's control."

Before and after the changes, UPS offered the lowest rates in the industry for excess value coverage. To this day, a package with a value of $300 can be insured at UPS for 70-cents, compared to $4 for the U.S. Postal Service, $2.50 for FedEx and $2.10 for DHL.

UPS is the world's largest express carrier and largest package delivery company, serving more than 200 countries and territories around the world. Headquartered in Atlanta, Ga., the company is located on the Web at www.ups.com. Earlier this year, UPS was recognized by Fortune magazine as "America's Most Admired" package and mail delivery company for the 18th consecutive year.

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Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company's strategic directions, prospects and future results. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including our competitive environment, economic and other conditions in the markets in which we operate, strikes, work stoppages and slowdowns, governmental regulation, increases in aviation and motor fuel prices, the failure of proposed acquisitions to be completed for any reason, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company's Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.